Exhibit 99.1

NEWS RELEASE
Contacts:	Media Ron Bottrell 312.446.6595 Investor Relations 708.483.1300 Ext 1331

TreeHouse Foods Announces Plans to Close Azusa, CA and Ripon, WI Facilities

OAK BROOK, Ill. (May 24, 2016) – TreeHouse Foods, Inc. (NYSE: THS) today announced its intention to close two manufacturing plants in Azusa, California and Ripon, Wisconsin. The decision follows an analysis of the Company’s plant network to align operations with the current and future needs of its customers and eliminate excess manufacturing capacity.

The Azusa, California facility has approximately 660 employees and produces bars and snack products, primarily for retail customers. Full facility closure and the end of production at Azusa is expected to occur in the second quarter of 2017. Products produced at the Azusa facility will be moved to other manufacturing facilities within the Company’s existing network. The decision is being announced well in advance of the closure in order to provide employees with as much notice as possible and to ensure a seamless transition for customers. The Company does not expect supply disruptions during the transition.

The Ripon, Wisconsin facility has approximately 60 employees and produces private label sugar wafer cookies for grocery retailers. After evaluating various options, the Company has decided to discontinue sugar wafer products due to declining demand. Full facility closure and the end of production at Ripon is expected to occur in the fourth quarter of 2016.

Both facilities were part of the Company’s acquisition of the ConAgra Foods private brands business in February 2016. The Company will provide severance benefits, transitional support and outplacement services to employees whose positions are being eliminated.

Total costs to close the Azusa and Ripon facilities are expected to be approximately $17.0 million, or $0.19 per fully diluted share, of which approximately $14.5 million, or $0.17 per fully diluted share, is expected to be in cash. Components of the charges include non-cash asset write-offs of approximately $2.5 million, employee-related costs of approximately $4.3 million and other closure costs of approximately $10.2 million. The Company expects approximately $1.1 million of the charges to be incurred in the second quarter of this year and approximately $4.0 million on a quarterly basis beginning in the third quarter of 2016 through the second quarter of 2017.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with more than 50 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough); condiments (pourable and spoonable dressing, dips, pickles, soups and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2015, and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.